EXHIBIT 99.1

From: Dennis Maunder [e-mail address redacted]
Sent: Wednesday, July 21, 2010 6:41 AM
To: Garland Asher [e-mail address redacted]
Subject: Board seat

Garland,

I have been called away to Houston on a new consulting assignment which has the prospect of lasting for an extended period of time.  Rather than just inform you of my absence from today's Board of Directors and committee meetings, I believe it is most appropriate for me to resign my seat at this time and to not stand for re-election to the Board during the upcoming shareholders' meeting as it is likely that my absences are likely to increase.

Best regards,

Denny Maunder

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